Coyol Free Zone & Business Park Building, 4th Street, Building B-15, Alajuela, COSTA RICA	1187 Coast Village Road, Suite 1-402, Santa Barbara CA 93108, USA
EXHIBIT 99.1

PRESS RELEASE	Investor/Media Contact: Raj Denhoy 415 828-1044 rdenhoy@establishmentlabs.com

Establishment Labs Reports Record First Quarter 2022 Financial Results

SANTA BARBARA, Calif., May 9, 2022 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a global medical technology company dedicated to improving women’s health and wellness, principally in breast aesthetics and reconstruction, today announced its financial results for the first quarter ended March 31, 2022.

First Quarter Highlights and Outlook

•Strong momentum with first quarter worldwide sales of $38.5 million, an increase of 26.8% year-over-year and a new quarterly record.
•Gross profit for the first quarter was 64.8% of revenue, compared to 66.2% of revenue for the same period in 2021; first quarter 2022 gross profit margin reduced 3.1% by increase in inventory reserve.
•First quarter operating expenses of $30.5 million, an increase of 37.5% compared to the first quarter of 2021 as spending returned to more normalized levels following the global disruption in 2021.
•Cash balance of $44.7 million as of March 31, 2022; entered into $225 million credit facility with Oaktree Capital on April 26, 2022.
•Motiva Flora® tissue expander launch in Europe and CE mark countries ongoing.
•Motiva JOY™ rollout expanding globally.
•Motiva MIA® development and commercialization programs progressing.
•Modular PMA submission for U.S. FDA approval progressing with second module submitted to the FDA; reconstruction cohort of IDE trial expected to be completed in May.
•Timelines for U.S. and China market entry remain unchanged.

“The strong momentum in our business continued in the first quarter of 2022,” said Juan José Chacón-Quirós, Chief Executive Officer. “First quarter revenue of $38.5 million was up 26.8% from the first quarter of 2021. With the positive underlying trends, we are maintaining our 2022 revenue guidance of $155 million to $165 million, which is an annual growth rate of 22% to 30%.”

“The past several weeks have seen a number of very encouraging developments for Establishment Labs,” Mr. Chacón-Quirós continued. “First, data from our U.S. IDE trial was presented at The Aesthetic Meeting by Dr. Caroline Glicksman. The sub-one percent rates of major complications at two years matched the positive results we have seen in real world data and numerous studies over the past eleven years with over 2 million Motiva implants placed in the market. As Dr. Glicksman herself noted, Motiva represents ‘a new class of options in breast implants.’ We are also pleased to note that our journey to approval in the U.S. is progressing, with the second module of our modular PMA submitted to the FDA.”

“Finally, we are pleased to have completed a recent financing with Oaktree Capital,” Mr. Chacón-Quirós concluded. “Based on current forecasts, the $225 million available under the facility will provide us with sufficient capital to fully fund our business to where we are cash flow positive. We are on very solid footing to become the leading global company in breast aesthetics and reconstruction and continue on our path of technological and clinical leadership to improve the outcomes for women worldwide.”

First Quarter 2022 Financial Results
Total revenue for the quarter ended March 31, 2022 was $38.5 million compared to $30.3 million for the same period in 2021. Direct sales comprised approximately 45% of total sales, while distributor sales made up the balance.

Gross profit for the first quarter was $24.9 million, or 64.8% of revenue, compared to $20.1 million, or 66.2% of revenue, for the same period in 2021. The change in gross margin in the first quarter of 2022 was primarily due to an increase in inventory reserve for a distributed product; the increase had a negative impact on gross margin of approximately 3.1%.

Total operating expenses for the first quarter were $30.5 million, an increase of $8.3 million compared to $22.2 million in the first quarter of 2021.

SG&A expenses for the first quarter increased approximately $8.8 million to $26.9 million compared to $18.1 million in the first quarter of 2021. The increase in SG&A was primarily due to an increase in personnel and related costs due to increased headcount, an increase in sales and marketing expenses, as well as an increase in consulting fees.

R&D expenses decreased approximately $0.5 million to $3.6 million in the first quarter compared to $4.0 million for the same quarter a year ago. The decrease was primarily due to a decrease in personnel cost and the timing of clinical trial and other expenses.

Net loss from operations for the first quarter was $5.6 million compared to a net loss of $2.1 million in the year ago period.

The Company’s cash balance on March 31, 2022 was $44.7 million. Cash decreased $8.8 million from December 31, 2021, primarily as a result of operating losses and investments in facility expansion.

Conference Call and Webcast Information

Establishment Labs will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call can be accessed by dialing (877) 407-8037 (U.S. and Canada) or (201) 689-8037 (international) and using conference ID number 13729255. In addition, the live and archived webcast will be available on the Investor Relations section of the Company's website at www.establishmentlabs.com.

About Establishment Labs

Establishment Labs Holdings Inc. is a global medical technology company dedicated to improving women’s health and wellness. The company’s initial focus is breast health, principally breast aesthetics and reconstruction. Establishment Labs offers a portfolio of advanced silicone gel-filled breast implants, branded as Motiva Implants® that include a number of innovative and patented features designed to deliver improved aesthetic and clinical outcomes. Since commercial launch in 2010, over 2.0 million Motiva Implants® have been delivered to plastic surgeons in over 80 countries. The company also offers or has under development a number of related products and technologies, including the Motiva Flora® tissue expander and Motiva MIA®, the company’s minimally invasive breast enhancement procedure. In 2018, Establishment Labs received an investigational device exemption (IDE) from the FDA for the Motiva Implant® and began a clinical trial to support regulatory approval in the United States. Motiva Implants® are manufactured at the company’s two facilities in Costa Rica, which are compliant with all applicable regulatory standards under ISO13485:2016 and FDA 21 CFR 820 under the MDSAP program. Please visit our website for additional information at www.establishmentlabs.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “intends to,” “would,” “will,” “may” or other similar expressions in this press release. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, including related product development and commercialization and regulatory approvals, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, related to the company’s performance are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results and the timing of events may differ from our expectations, and those differences may be material. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product offerings; the rate of adoption of our products by healthcare providers or other customers; the success of our marketing initiatives; the safe and effective use of our products; our ability to protect our intellectual property; our future expansion plans and capital allocation; our ability to expand upon and/or secure sources of credit or capital; our ability to develop and maintain relationships with qualified suppliers to avoid a significant interruption in our supply chains; our ability to attract and retain key personnel; our ability to scale our operations to meet market demands; the effect on our business of existing and new regulatory requirements; the effect on our business of the current Russia-Ukraine conflict; the impact of foreign currency exchange rates; other economic and competitive factors; and the other risks and uncertainties discussed in Item 1A, Risk Factors, in the company’s annual report on Form 10-K filed on March 1, 2022, as such risks and uncertainties will be updated in the company's quarterly report on Form 10-Q for the three months ended March 31, 2022, which is expected to be filed with the SEC on May 10, 2022. These and other factors that could cause or contribute to actual results differing materially from our expectations may also be amended, updated or superseded from time to time in the future in other filings made by the company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

# # #

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$38,452	$30,336
Cost of revenue	13,516	10,246
Gross profit	24,936	20,090
Operating expenses:
Sales, general and administrative	26,913	18,138
Research and development	3,598	4,048
Total operating expenses	30,511	22,186
Loss from operations	(5,575)	(2,096)
Interest income	20	4
Interest expense	(2,292)	(2,195)
Change in fair value of derivative instruments	(396)	230
Other income (expense), net	2,709	(2,726)
Loss before income taxes	(5,534)	(6,783)
Provision for income taxes	(399)	(165)
Net loss	$(5,933)	$(6,948)

Basic and diluted net loss per share	$(0.24)	$(0.29)
Weighted average outstanding shares used for basic and diluted net loss per share	24,310,856	23,827,137

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Balance Sheets
(In thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash	$44,656	$53,415
Accounts receivable, net of allowance for doubtful accounts of $1,317 and $1,221	29,689	24,437
Inventory, net	28,538	28,407
Prepaid expenses and other current assets	7,133	7,012
Total current assets	110,016	113,271
Long-term assets:
Property and equipment, net of accumulated depreciation	23,301	18,658
Goodwill	465	465
Intangible assets, net of accumulated amortization	4,470	4,371
Right-of-use operating lease assets, net	2,113	2,206
Other non-current assets	1,191	558
Total assets	$141,556	$139,529
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$16,651	$14,475
Accrued liabilities	18,057	16,236
Other liabilities, short-term	1,802	1,178
Total current liabilities	36,510	31,889
Long-term liabilities:
Note payable, Madryn, net of debt discount and issuance costs	52,486	51,906
Madryn put option	1,099	703
Operating lease liabilities, non-current	1,805	1,900
Other liabilities, long-term	1,821	2,392
Total liabilities	93,721	88,790
Shareholders’ equity:
Total shareholders’ equity	47,835	50,739
Total liabilities and shareholders’ equity	$141,556	$139,529